Exhibit 10.1

I N F O D A T A      SOLUTIONS FOR ENTERPRISE CONTENT MANAGEMENT

To:

From:	Edwin Miller, President & CEO

Subject:	2005 Executive Incentive Plan

Date:	January 5, 2005

Status:	Internal Confidential and Propietary

Executive Incentive Plan Overview:

This memo outlines the Executive Incentive Plan for the full calendar year 2005. The plan is broken into quarterly performance targets and payouts. The executive team will be awarded a bonus of cash for performance, based on goal attainment as described herein.

Eligibility:

Infodata Systems Inc. reserves the right to add new hires to the plan. It should be noted that the variable or bonus compensation is paid to the executive team only if the Company has growth of Net Revenues quarter to quarter based on meeting the plan for 2005 as set forth by the Infodata Systems Inc. Board of Directors. Additionally, the Company must have a satisfactory level of Net Income of 4% as determined by this same plan before variable or bonus compensation is paid to any executive team member.

[Executive Officer]:

The [Executive Officer] will be compensated for the Net Revenue for product, maintenance, and services to new and existing customers for the all lines of business. This person will be paid on Net Revenue, not bookings. Additionally, this person will have MBO’s provided by the CEO that will guide the overall performance review criteria of the CFO. The following table outlines the variable compensation plan based on Net Revenue:

*Net Revenue is based on approved plan by the Board of Directors, the 2005 Forecast and Budget
*The multiplier is not cumulative.

[Executive Officer] MBO:

In addition to the Variable Compensation plan for the [Executive Officer], the CEO will review the following MBO’s during performance reviews. This will be the criterion leveraged for the annual review of the [Executive Officer].

2005 MBO’s

•

Payment: Payment of the bonus plans will be issued by the last day of the month following the end of the quarter, i.e. the first quarter of 2005 bonus would be paid on or before the last day in the month of April. If the last day of the month falls on a weekend, the payment will be made on the Friday immediate before the end of the month (i.e. April) occurs.

_________________________________________________
Edwin Miller

Cc:  Edwin Miller
        Norman Welsch

13454 Sunrise Valley Drive • Suite 500 • Herndon, VA 20171 • www.infodata.com